Exhibit 99.1

Company Contact:
Robert Stern (ras@micruscorp.com)
Executive Vice President
Micrus Endovascular Corporation
(408) 433-1400
Investor Contact:
Jody Cain (jcain@lhai.com)
Bruce Voss (bvoss@lhai.com)
Lippert/Heilshorn & Associates, Inc.
(310) 691-7100

For Immediate Release
MICRUS ENDOVASCULAR REPORTS THIRD QUARTER
REVENUE GROWTH OF 43%
Affirms Fiscal 2006 Revenue Guidance
Conference Call Begins at 11:00 a.m. Eastern Time Today
SAN JOSE, Calif. (February 14, 2006) – Micrus Endovascular Corporation (Nasdaq: MEND) today announced financial results for the three and nine months ended December 31, 2005.
Revenues for the third quarter of fiscal 2006 increased 43% to $8.1 million, compared with revenues of $5.7 million for the third quarter of fiscal 2005. Higher revenues resulted from an increase in the number of microcoil products sold and two new product introductions. Revenues from the Americas for the third quarter of fiscal 2006 grew by 41% to $4.8 million, and European revenues increased by 46% to $3.3 million, both compared to the third quarter of fiscal 2005.
“Our activities during the past several months – including introducing new products, increasing our domestic sales force and expanding our product pipeline – are tangible examples of the successful implementation of our growth strategy,” said John Kilcoyne, Micrus Endovascular president and CEO. “Late in 2005 we expanded our bioactive Cerecyte® product family by introducing two new product lines for the treatment of large cerebral aneurysms, the Cerecyte 18 and the Presidio™. Continuing to provide our sales force with an expanded product offering is critical to our ability to continue growing revenues. Clearly, the addition of these two new products had a direct impact on our 32% sequential quarter revenue growth.
“We are making headway toward becoming a full-line endovascular company,” he added. “Among the value-added products we next expect to introduce internationally are our Watusi guidewire and Courier microcatheters. With the launch of these new access platform products, we believe we will move closer to our goal of capturing 100% of every procedural dollar.”
Third Quarter Financial Results
Gross margin for the third quarter of fiscal 2006 was 70%, up from 66% for the third quarter of fiscal 2005. The increase in gross margin was due primarily to increased sales of higher margin products and to certain manufacturing efficiencies.

Research and development (R&D) expenses for the third quarter of fiscal 2006 were $0.8 million, compared with $0.7 million for the comparable period last year. The increase was due primarily to additional hiring in the R&D department.
Sales and marketing expenses for the third quarter of fiscal 2006 were $4.0 million, up from $2.0 million for the comparable period last year, due mainly to headcount increases in the Company’s direct sales force and clinical support team.
General and administrative expenses for the third quarter of fiscal 2006 were $2.6 million, compared with $3.2 million for third quarter of fiscal 2005. The decrease was due primarily to lower legal and accounting fees, partially offset by costs associated with the purchase of Neurologic UK Limited (“Neurologic”) and the addition of personnel in finance and administration.
The net loss attributable to common stockholders for the third quarter of fiscal 2006 was $1.7 million, or $0.12 per share on 14.1 million weighted average shares outstanding, compared with a net loss attributable to common stockholders for the third quarter of fiscal 2005 of $1.9 million, or $1.35 per share on 1.4 million weighted average shares outstanding.
Year-to-Date Financial Results
For the nine months ended December 31, 2005, revenues increased 28% to $21.3 million from $16.6 million in the comparable prior-year period, reflecting increased sales of microcoil products. Operating expenses for the first nine months of fiscal 2006 were $20.9 million, versus $14.5 million for the first nine months of fiscal 2005.
The year-to-date fiscal 2006 net loss attributable to common stockholders was $6.4 million, or $0.62 per share on 10.3 million weighted average shares outstanding, compared with a net loss attributable to common stockholders of $3.4 million, or $2.49 per share on 1.4 million weighted average shares outstanding, in the comparable prior-year period. The net loss for the first nine months of fiscal 2006 included $2.6 million in non-routine charges, related primarily to the purchase of the intellectual property of Vascular FX during July 2005, expenses related to evaluating in-process technology for research and development, and costs associated with the Company’s employee bonus incentive program, as well as non-cash charges related to certain warrants issued by Micrus prior to its IPO.
As of December 31, 2005, Micrus had cash, cash equivalents and marketable securities of $41.9 million, compared with $18.0 million as of March 31, 2005. The current cash and cash equivalents position reflects net proceeds of $35.8 million from the Company’s public stock offering. The current cash position also reflects the initial payment for the purchase of the intellectual property of Vascular FX for $1.5 million and the total cash consideration of $5.1 million for the purchase of Neurologic. As of December 31, 2005, Micrus had stockholders’ equity of $53.4 million, working capital of $46.4 million and no long-term debt.
Financial Guidance
The Company affirms its guidance for fiscal 2006 revenues to be in the range of $31.0 to $33.0 million, reflecting growth of 29% to 38%, compared with fiscal 2005 revenues. Micrus also affirms that it expects to narrow its operating losses in fiscal year 2006, compared with operating losses in fiscal year 2005.
Conference Call
Micrus management will host an investment-community conference call today beginning at 11:00 a.m. Eastern time (8:00 a.m. Pacific time) to discuss these results and answer questions.

Individuals interested in participating in the conference call may do so by dialing (888) 803-8296 from the U.S., or (706) 679-0753 from outside the U.S. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s Web site at www.micruscorp.com.
A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S., and entering reservation code 4921319; a webcast replay will be available for 30 days.
About Micrus Endovascular Corporation
Micrus Endovascular develops, manufactures and markets both implantable and disposable medical devices used in the treatment of cerebral vascular diseases. Micrus products are used by interventional neuroradiologists and neurosurgeons primarily to treat cerebral aneurysms responsible for hemorrhagic stroke, a significant cause of death in the United States. The Micrus product line enables physicians to gain access to the brain in a minimally invasive manner through the vessels of the circulatory system. Micrus’ proprietary, three-dimensional microcoils are unique in that they automatically deploy within the aneurysm, forming a scaffold that conforms to a wide diversity of aneurysm shapes and sizes. Micrus also sells accessory devices and products used in conjunction with its microcoils. For more information, visit www.micruscorp.com.
Forward-Looking Statements
Micrus, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the Company’s dependence upon the increased adoption of embolic coiling as a procedure to treat cerebral aneurysms, the Company’s limited operating history and history of significant operating losses, the Company’s involvement in patent litigation with Boston Scientific Corporation, fluctuations in quarterly operating results, which are difficult to predict, the Company’s dependence on developing new products or product enhancements, challenges associated with rapid growth, challenges associated with complying with applicable state, federal and international regulations related to sales of medical devices and governing our relationships with physicians and other consultants, the Company’s ability to compete with large, well-established medical device manufacturers with significant resources, the Company’s dependence on obtaining timely U.S. Food and Drug Administration (FDA) as well as applicable international regulatory clearances and approvals for our future products or product enhancements, and other risks as detailed from time-to-time in the Company’s final prospectus dated June 16, 2005 and reports and filings with the Securities and Exchange Commission under the Securities and Exchange Act of 1934. All forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.
[Tables to Follow]

MICRUS ENDOVASCULAR CORPORATION
Condensed Consolidated Statement of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended Dec 31,		Nine Months Ended Dec 31,
	2005	2004	2005	2004

Revenues	$8,092	$5,659	$21,334	$16,623
Cost of goods sold	2,416	1,948	6,264	5,622

Gross profit	5,676	3,711	15,070	11,001

Operating expenses:
Research and development	834	741	4,072	1,811
Sales and marketing	4,049	2,047	9,767	6,010
General and administrative	2,638	3,175	7,098	6,724

Total operating expenses	7,521	5,963	20,937	14,545

Loss from operations	(1,845)	(2,252)	(5,867)	(3,544)

Interest and investment income	389	29	900	137
Interest expense	(2)	(14)	(11)	(27)
Other income/(expense)	(132)	460	(681)	435

Loss before income tax provision	(1,590)	(1,777)	(5,659)	(2,999)
Provision for income taxes	62	—	62	—

Net loss	(1,652)	(1,777)	(5,721)	(2,999)

Accretion of redeemable convertible preferred stock to redemption value including beneficial conversion feature	—	(138)	(659)	(412)

Net loss attributable to common stockholders	$(1,652)	$(1,915)	$(6,380)	$(3,411)

Net loss per share attributable to common stockholders:

Basic and diluted	$(0.12)	$(1.35)	$(0.62)	$(2.49)

Weighted-average number of shares used in per share calulations:
Basic and diluted	14,139	1,415	10,282	1,371

MICRUS ENDOVASCULAR CORPORATION
Condensed Consolidated
Balance Sheets
(in thousands)
(unaudited)

	December 31,	March 31,
	2005	2005

ASSETS
Current Assets:
Cash and cash equivalents	$38,874	$15,017
Short-term investments	2,981	1,977
Accounts receivable, net	4,996	4,486
Inventories, net	4,484	3,930
Prepaid expenses and other current assets	1,194	524

Total current assets	52,529	25,934

Long term investments	—	977
Property and equipment, net	2,000	922
Intangible assets, net	5,359	550
Other assets	208	96
Deferred initial public offering costs	—	1,295

Total assets	$60,096	$29,774

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$1,451	$2,641
Accrued payroll and other related expenses	2,446	1,663
Accrued liabilities	2,190	1,337

Total current liabilities	6,087	5,641
Warrant liability	—	3,201
Other non-current liabilities	563	51

Total liabilities	6,650	8,893

Redeemable convertible preferred stock	—	58,442

Stockholders’ equity (deficit) :
Common stock	141	15
Additional paid-in capital	101,041	4,397
Deferred stock-based compensation	(454)	(630)
Accumulated other comprehensive loss	(203)	(368)
Accumulated deficit	(47,079)	(40,975)

Total stockholders’ equity (deficit)	53,446	(37,561)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$60,096	$29,774

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